Exhibit (c)(2)

Select Public Information October 2019 DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Disclaimer NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION. This presentation contains preliminary analyses related to the acquisition of the xxxxxxxxxxxxxx (‘Cork’) by Anheuser-Busch InBev SA/NV (‘ABI’). The information herein has been prepared by Lazard Frères & Co. LLC (‘Lazard’) based solely upon publicly available information, and portions of the information herein may be based upon certain publicly available statements, estimates and forecasts with respect to the anticipated future performance of Cork. Lazard has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of ABI, Cork or any other entity, or concerning solvency or fair value of ABI, Cork or any other entity. Lazard has not been provided with financial forecasts prepared by management of ABI or Cork in connection with preparation of this presentation. With respect to publicly available financial forecasts utilized for purposes of this presentation, Lazard has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates as to the future financial performance of Cork. Lazard assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to ABI, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. 1 DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Illustrative Analysis ($ in millions, except per share figures) at Various Values per Share Analyst 12-Months Pric Target Range Highest Estimated Cost Basis o 20 Shareholders ($18.17) Expired Qualifyin Offer @ $24.50 % Premium to Current $8.12 23.2% 35.5% 47.8% 60.1% 72.4% 84.7% 90.9% 97.0% 103.2% 109.4% 115.5% 121.7% 134.0% 201.7% % of 52-Week High $18.55 (46.1%) (40.7%) (35.3%) (29.9%) (24.5%) (19.1%) (16.4%) (13.7%) (11.1%) (8.4%) (5.7%) (3.0%) 2.4% 32.1% EV $229.2 $249.2 $269.2 $289.2 $309.2 $329.2 $339.2 $349.2 $359.2 $369.2 $379.2 $389.2 $409.2 $519.2 EV / 2019E Net Sales 1.09x 1.19x 1.28x 1.38x 1.47x 1.57x 1.62x 1.66x 1.71x 1.76x 1.81x 1.85x 1.95x 2.47x EV / 2019E Adj. EBITDA4 15.4x 16.7x 18.1x 19.4x 20.8x 22.1x 22.8x 23.5x 24.1x 24.8x 25.5x 26.1x 27.5x 34.9x Source: 1 2 3 4 5 Factset as of 10/08/2019; Broker Research, Bloomberg. Cork’s VWAP after 8/23/2019 through 10/08/2019, per Bloomberg. Excludes shares held by ABI and unidentifiable/retail shareholders. Calculated as (Equity Value) * (~70%: Remaining Stake to be Acquired by ABI) + (Net Debt), Excludes transaction fee. Adj. EBITDA is adjusted to burden for stock-based compensation. Based on Current Net Debt / 2019E EBITDA. Illustratively assumes transaction is 100% debt-funded with no transaction fees. 2 EV / 2020E Adj. EBITDA4 11.7x 12.7x 13.8x 14.8x 15.8x 16.8x 17.3x 17.8x 18.4x 18.9x 19.4x 19.9x 20.9x 26.5x EV / LTM Adj. EBITDA4 24.2x 26.3x 28.5x 30.6x 32.7x 34.8x 35.9x 36.9x 38.0x 39.0x 40.1x 41.2x 43.3x 54.9x EV / 2020E Net Sales 1.01x 1.10x 1.19x 1.28x 1.36x 1.45x 1.50x 1.54x 1.59x 1.63x 1.67x 1.72x 1.81x 2.29x EV / LTM Net Sales 1.12x 1.22x 1.32x 1.41x 1.51x 1.61x 1.66x 1.71x 1.76x 1.81x 1.85x 1.90x 2.00x 2.54x EV / 2018A Barrels $306.6 $333.3 $360.1 $386.8 $413.6 $440.3 $453.7 $467.1 $480.4 $493.8 $507.2 $520.6 $547.3 $694.5 Transaction Value3 $167.7 $181.5 $195.2 $209.0 $222.8 $236.5 $243.4 $250.3 $257.2 $264.0 $270.9 $277.8 $291.6 $367.2 % of Free Float Est. Cost Basis Covered 2 27.8% 31.6% 36.3% 38.1% 54.0% 68.0% 75.5% 75.5% 80.2% 80.2% 96.0% 96.0% 99.9% 100.0% Equity Value $197.0 $217.0 $237.0 $257.0 $277.0 $297.0 $307.0 $317.0 $327.0 $337.0 $347.0 $357.0 $377.0 $487.0 % Premium to VWAP 1 $8.99 11.2% 22.3% 33.5% 44.6% 55.7% 66.8% 72.4% 77.9% 83.5% 89.1% 94.6% 100.2% 111.3% 172.5% Value per Share $10.00 $11.00 $12.00 $13.00 $14.00 $15.00 $15.50 $16.00 $16.50 $17.00 $17.50 $18.00 $19.00 … $24.50 DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Cork Financial Summary

($ in millions)

	Historical		Consensus Estimates			Memo:		'18A - '21E
	2017A	2018A	2019E	2020E	2021E	LTM[1]	NTM[2]	CAGR
Net Sales	**$207.5**	**$206.2**	**$209.9**	**$226.6**	**$241.4**	**$204.4**	**$222.7**	5.4%
% Growth	*2.4%*	*(0.6%)*	*1.8%*	*8.0%*	*6.5%*			
Gross Profit	$65.3	$68.3	$74.4	$82.8	$90.2	$70.6	$80.9	9.7%
% Margin	*31.5%*	*33.1%*	*35.5%*	*36.5%*	*37.4%*	*34.5%*	*36.3%*	
Reported EBITDA	$17.5	$17.6	$16.4	$21.2	$23.8	$11.5	$20.1	10.6%
% Margin	*8.4%*	*8.5%*	*7.8%*	*9.4%*	*9.8%*	*5.6%*	*9.0%*	
Less: SBC	(1.3)	(1.5)	(1.5)	(1.6)	(1.7)	(2.0)	(1.6)	
% Sales	*(0.6%)*	*(0.7%)*	*(0.7%)*	*(0.7%)*	*(0.7%)*	*(1.0%)*	*(0.7%)*	
Adj. EBITDA[3]	**$16.1**	**$16.1**	**$14.9**	**$19.6**	**$22.0**	**$9.5**	**$18.5**	**11.0%**
% Margin	*7.8%*	*7.8%*	*7.1%*	*8.6%*	*9.1%*	*4.6%*	*8.3%*	
Less: D&A	(10.5)	(10.6)	(15.9)[4]	(12.0)[4]	(12.4)[4]	(10.6)	(12.9)	
% of Net Sales	*(5.0%)*	*(5.1%)*	*(7.6%)*	*(5.3%)*	*(5.1%)*	*(5.2%)*	*(5.8%)*	
Adj. EBIT	**$5.7**	**$5.5**	**($1.0)**	**$7.6**	**$9.7**	**($1.2)**	**$5.6**	**20.9%**
% Margin	*2.7%*	*2.7%*	*(0.5%)*	*3.4%*	*4.0%*	*(0.6%)*	*2.5%*	
Memo: Reported EBIT	*$7.0*	*$6.9*	*$0.5*	*$9.3*	*$11.4*	*$0.8*	*$7.2*	
% Margin	*3.4%*	*3.4%*	*0.2%*	*4.1%*	*4.7%*	*0.4%*	*3.2%*	
Capex	**($18.3)**	**($12.8)**	**($14.7)**	**($13.5)**	**($12.5)**	**($17.9)**	**($13.8)**	**(0.7%)**
% of Net Sales	*(8.8%)*	*(6.2%)*	*7.0%*	*6.0%*	*5.2%*	*8.8%*	*6.2%*	
Adj. EBITDA - Capex	($2.2)	$3.3	$0.2	$6.1	$9.5	($8.5)	$4.7	42.2%
% of Net Sales	*(1.1%)*	*1.6%*	*0.1%*	*2.7%*	*3.9%*	*(4.1%)*	*2.1%*	

Source: *Factset as of 10/08/2019, company filings.*
1 LTM figures as of 6/30/2019 per quarterly filings.
2 NTM figures as of 10/08/2019.
3 Adj. EBITDA is adjusted to burden for stock-based compensation.
4 Calculated as the difference between Consensus EBITDA and Consensus EBIT. Mismatch may occur due to variance in number of brokers covering each earnings metric.

ABInBev

3

Cork Historical Share Price Performance & Current Trading Share Price Volume (mm) 1.6 Less: ABI Incent ive Payment 1.4 agreements with ABI along with a 1.2 price increase 1.0 0.8 0.6 0.4 decree Q2 earnings, with 24% increase 0.2 0.0 Jan-15 Aug-15 Source: Note: Mar-16 Factset as of 10/08/2019. Oct-16 May-17 Dec-17 Jul-18 Feb-19 Oct-19 Reported EBITDA multiples are based on unadjusted Wall Street consensus estimates which include a stock-based compensation addback in line with the company’s reported EBITDA methodology. Adjusted EBITDA burdens for stock-based compensation. Cork financial statements define shipments as barrel volume sales of beer to wholesalers. Cork financial statements define depletion as: “barrel volume sales of beer by our wholesalers to retailers.” NTM EBITDA multiples available only after 9/27/2017. Figure recorded represents average from 9/29/2017 to 8/23/2019. ABI paid a $20mm incentive payment to Cork on 8/23/19 following ABI not providing a qualifying offer to acquire Cork as set in their agreement effective 8/23/16. In an off-cycle investor call following the contract expiration, the CEO stated that all strategic options were on the table in regards to deploying the $20mm, but until a decision is made it will stay in cash. 1 2 3 4 4 Announced new ABI $30.00 $25.00 $20.00 $15.00 $10.00 Aug-23-16 ($14.46): Announced new contract brewing and international distributions buyout option framework for ABI to acquire Cork (Qualifying Offer). After market close, resulted in a 47.9% Mar-06-19 ($16.90): Q4 earnings below consensus Pre Contract Period VWAP: $10.40 Average LTM Net Sales Multiple: 1.03x Average LTM EV / Barrels: $260.2 Oct-10-18 ($17.23): Announced acquisition of three partner brands Aug-23-19 ($10.29): Announced no ABI Qualifying Offer Nov-7-18 ($18.55): 52-Week High Q3 earnings below consensus; EPS declined $0.09 Oct-24-18 ($16.66): ABI consent signed $8.12 $5.00 $0.00 Aug-03-16 ($11.50): in Kona shipments1 Post Qualifying Offer Period VWAP: $8.99 Average LTM Net Sales Multiple: 1.16x Average NTM Rep. EBITDA Multiple: 13.1x Average NTM Net Sales Multiple: 1.09x Average LTM EV / Barrels: $319.8 May-03-17 ($13.40): Q1 earnings, 14% Kona depletion2 growth Contract Effective Period VWAP Average LTM Net Sales Multiple: 1.69x Average NTM Rep. EBITDA Multiple3: 18.5x Average NTM Net Sales Multiple: 1.61x Average LTM EV / Barrels: $469.2 Jan-30-18 ($19.80): contract brewing agreement : $16.99 C u r r e n t C a p i t a l S t r u c t u r e ( a s o f 10 / 0 8 / 2 0 19 ) St ock Pr ice ( asof 10/ 08/ 19) $8.12 Fully Dilut ed Shar esOut st anding ( m) 19.7 Eq u i t y Va l u e $ 15 9 . 9 Net Debt 52.2 4 (20.0) Adjust ed Net Debt 32.2 T o t a l En t e r p r i se Va l u e $ 19 2 . 1 Net Lever age EV/ NTM EBITDA EV/ 2019EEBITDA EV/ 2020EEBITDA EV/ 2021EEBITDA 3.2x R e p o r t e d E B I T D A A d j . E B I T D A 9.6x 10.4x 11.7x 12.9x 21.2x 9.8x 23.8x 8.7x DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Select Publicly Listed Beer Companies ($ in billions) EBITDA Market Enterprise 2018A Barrels EV / Ba rre l EV / EBITDA EV / Ne t Sa le s Margin EBITDA Net Debt / CAGR 2018A Div. Compa ny Na me Va lue Va lue (KBBLS)1 2018A 2019E NTM 2020E 2019E NTM 2020E 2019E ’ 19E-’ 21E EBITDA Yie ld Boston Beer $4.6 $4.6 4,286 $1,083.9 22.2x 18.6x 17.7x 3.83x 3.45x 3.35x 17.2% 18.4% 0.2x 0.0% n.m.2 Constellation Brands 37.1 45.9 21,300 15.5x 15.4x 15.3x 5.69x 5.78x 5.82x 36.7% 0.3% 4.4x 1.6% Molson Coors 12.1 21.4 82,300 $259.7 9.3x 9.3x 9.3x 2.01x 2.01x 2.02x 21.7% (0.2%) 3.7x 4.0% Cork 0.2 0.2 748 $257.0 12.9x 10.4x 9.8x 0.92x 0.86x 0.85x 7.1% 21.6% 2.0x 0.0% ABI 182.9 308.6 483,084 $638.7 13.3x 13.0x 12.8x 5.58x 5.49x 5.46x 41.9% 4.9% 4.7x 2.2% Source: 1. 2. Factset as of 10/08/2019, Company Filings. Based on company fiscal year. Not meaningful due to significant portions of the company’s enterprise value being attributable to non -beer business segments. 5 M emo North America Focused Beer Majors U.S. Craft Cork EBITDA multiples reflect Adj. EBITDA which has been burdened with stock-based compensation. DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

NTM Trading Multiple Evolution — Last 5 Years 35.0x 8.0x 30.0 6.0 25.0 20.0 4.0 15.0 2.0 10.0 0.0 5.0 Oct-14 Oct-15 Oct-16 Oct-17 Oct-18 Oct-19 Sep-17 Feb-18 Jul-18 Dec-18 May-19 Oct-19 Source: Note: Factset as of 10/08/2019; Company Filings. Multiples for peers are based on Wall Street consensus estimates which are burdened for stock-based compensation. Cork consensus estimates addback stock-based compensation in line with Cork’s Reported EBITDA methodology. Multiple in parenthesis represents EV / Adj. EBITDA which burdens for stock-based compensation, to maximize comparability to peers. 6 1 0.86x Aug-23-16: New Contract with ABI Aug-23-19: No ABI Qu alifying Offer Cork Molson Coors 2.01x Constellation 15.4x AB InBev 13.0x Cork 9.6x (10.4x)1 Molson Coors 9.3x Boston Beer 3.45x Boston Beer 18.6x Constellation 5.78x AB InBev 5.49x Aug-23-19: Announced no ABI Qualifying Offer No EBITDA estimates provided by equity research analysts before September 29, 2017. NTM EV / Net Sales NTM EV / EBITDA DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Wall Street Stock Price Targets and Ratings (10/08/19) Im plie d Pre m ium / (Dis count) to Curre nt Price $25.00 Buy Hold Sell Target Price Share Price Stock Price Targe t Targe t Date Analys t Date Rating C o rk C lo s ing S t o c k P ric e P re - N o Q ua lif ying O f f e r ( 0 8 / 2 2 / 19 ) : $ 12 .9 6 Maxim Group 8/8/2019 Buy $21.00 8/8/2020 62% $20.00 Im plie d Pre m ium / (Dis count) to Curre nt Stock Price Targe t Targe t Date Analys t Date Rating $15.00 C o rk C lo s ing S t o c k P ric e P o s t - N o Q ua lif ying O f f e r ( 10 / 0 8 / 19 ) : $ 8 .12 Maxim Group 9/6/2019 Buy $16.00 9/6/2020 97% $10.00 BMO Capital Markets 9/5/2019 Hold $10.00 n.a 23% $5.00 Our 12-month price target is derived using a 7-year DCF analysis and is supported by EV/Revenue and EV/EBITDA multiples relative to its peers. MAXIM GROUP, SEPTEMBER 6, 2019 $0.00 Our valuation methodology is primarily based on Price-to-Earnings (P/E), followed by Relative Price-to-Earnings (vs. the S&P 500), Price-to-Sales (P/S) as well as Enterprise Value to EBITDA (EV/EBITDA). In cases where GAAP net income includes large, non-cash items (e.g., restructuring charges), we may use non-GAAP EPS. COWEN & COMPANY, SEPTEMBER 5, 2019 Ratings (% of Total) Se ll Hold Buy 0.0% 50.0% 50.0% 0.0% 50.0% 50.0% 0.0% 50.0% 50.0% 0.0% 50.0% 50.0% 0.0% 50.0% 50.0% 0.0% 50.0% 50.0% 0.0% 50.0% 50.0% 0.0% 50.0% 50.0% 0.0% 50.0% 50.0% 0.0% 40.0% 60.0% 0.0% 40.0% 60.0% 0.0% 40.0% 60.0% Our $10 target price is based on [Cork’s] value as a standalone company of 13x our 2020 EBITDAS4 of $17 million or roughly $500-600/bbl value for Kona, partially offset by rest of portfolio given [negative double digit %] declines and bloated cost structure. BMO CAPITAL MARKETS, SEPTEMBER 5, 2019 Closing Price on 8/25/1995 1 Source: 1 2 3 4 Factset as of 10/08/2019; Broker Research. One week post Redhook Ale Brewery (now Cork) IPO. Closing price on 08/29/2016. One broker was restricted to Lazard at the time of analysis. Earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other adjustments. 7 12/2018 01/2019 02/2019 03/2019 04/2019 05/2019 06/2019 07/2019 08/2019 09/2019 Current 52-We e k Low $8.06 52-We e k High $18.55 5 Yr High 2 $21.38 All Tim e High1 $34.75 Broker Valuation Methodologies Cow en & Company 9/5/2019 Buy $14.00 n.a. 72% MKM Partners 9/19/2019 Buy $16.00 9/19/2020 97% BMO Capital Markets 8/9/2019 Hold $16.00 n.a. 23% Cow en & Company 8/8/2019 Buy $23.00 n.a. 77% 2 2 2 2 2 2 2 2 2 2 2 3 3 $13.20 2 2 2 2 2 2 2 2 2 $8.12 Wall Street Stock Price Targets3 Wall Street Stock Price Targets History DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Cork Shareholder Overview & Illustratively Est. Cost Basis

($ in millions, except cost basis value; position in thousands)

	Shareholder	Ownership Stake	Cumulative Holdings (Ex-ABI Holdings)	Current Market Value	Est. Avg. Per Share Cost Basis (Net)[1]	Current Position	6MO Δ in % O/S
1	ABI	31.2%		$50	$3.63	6,069	0.0%
2	Cameron W. Healy	7.2%	7.2%	11	6.94	1,402	0.0%
3	Dimensional Fund Advisors	7.0%	14.2%	11	7.92	1,367	(1.4%)
4	Cannell Capital	4.3%	18.5%	7	17.07	839	0.8%
5	BlackRock	4.0%	22.6%	6	12.37	785	16.3%
6	The Vanguard Group	3.4%	Top 5 25.9%	5	13.24	656	4.0%
7	Timothy P. Boyle	2.5%	28.4%	4	4.14	489	0.6%
8	Susquehanna Financial	1.4%	29.9%	2	15.71	276	8.7%
9	State Street	1.2%	31.1%	2	13.67	242	(0.4%)
10	Renaissance Technologies	1.2%	32.3%	2	17.60	241	(12.7%)
11	Raymond James Financial	1.0%	Top 10 33.3%	1	10.70	193	9.0%
12	Northern Trust	0.9%	34.2%	1	10.55	166	1.2%
13	TIAA	0.8%	35.0%	1	14.45	149	75.3%
14	Geode Holdings Trust	0.8%	35.7%	1	13.73	148	5.7%
15	Neuberger Berman	0.7%	36.4%	1	9.71	142	0.7%
16	Morgan Stanley	0.7%	Top 15 37.1%	1	15.47	135	98.5%
17	Putnam Investment Management	0.6%	37.7%	1	17.87	118	(21.3%)
18	Prelude Capital Management	0.5%	38.3%	1	16.72	98	1.0%
19	WEDGE Capital Management	0.5%	38.7%	1	17.98	87	(20.2%)
20	New York Life Insurance Co.	0.4%	39.1%	1	17.12	86	62.3%
21	First Manhattan Co.	0.4%	Top 20 39.6%	1	10.44	80	0.0%
22	Manatuck Hill Partners LLC	0.4%	39.9%	1	2.93	72	0.0%
23	Deutsche Bank AG	0.4%	40.3%	1	16.88	68	(35.8%)
24	Two Sigma Advisers LP	0.4%	40.6%	1	18.53	71	(1.4%)
25	State of California	0.3%	40.9%	0	10.81	60	(3.2%)
26	The Bank of New York Mellon Corp.	0.3%	Top 25 41.2%	0	12.52	56	19.1%

- **Of the 19.5m shares outstanding, ~22.5% of the shares outstanding are owned by unidentifiable / retail shareholders. Identifiable shareholding base excluding ABI owns 46.3%.**
- **Top 10 (25) shareholders, excluding ABI, collectively own ~33% (~41%) of the company**
- **On May 15, 2019, Midwood Capital Management sent a letter to Cork's board:**
  - Midwood urged Cork to pursue a sale either to ABI or a 3rd party
  - Owned ~2% of Cork's outstanding primary shares at the time
  - Sold out of total position by June 30, 2019 based on latest 13-F; could potentially have bought back in after filing period
- **Major inside shareholders include:**
  - Cameron Healy
    - Founder of Kona Brewing Company (1994)
    - Sold Kona to Cork in 2010
  - Timothy Boyle
    - Member of BOD since 2008
    - Previously on the board of Widmer Bothers Brewing Company, which was acquired by Cork in 2008
    - CEO of Columbia Sportswear Co.

AB InBev

Source: *FactSet as per most recent filings.*
Note: Market value as of 10/08/2019. Ownership stake based on basic shares outstanding, consolidated across funds.
1 FactSet utilizes the average calculation method to calculate cost basis data for institutional holders. Assumes the original value of the investor's holdings – adjusted for stock splits, dividends, and capital distributions starting from January 31, 2007. Utilizes quarterly VWAPs to calculate 'cost / share' and aggregate cost and adjusts estimated cost of holdings at the end of each fiscal quarter.

8

Indicative Cork Turn of Float Analysis Tim e Pe riod Share Price Volum e (m m ) % of Float 2.5 100% 100% 90% 2.2 93% Close Price (Oct. 8, 2019) $8.12 - - 2.0 80% 1.8 79% 1.6 70% 5 Day1 VWAP $8.29 0.53 4.7% 1.5 60% 50% 10 Day1 VWAP $8.24 0.96 8.5% 1.0 40% 1 Month2 VWAP $8.60 2.96 26.2% 30% 0.5 20% 3 Month2 VWAP $11.45 9.24 81.8% 10% 0.0 0% $8 .0 0 - $9 .0 0 $9 .0 0 - $1 0. 00 - $1 0. 00 $1 1. 00 $1 1. 00 - $1 2. 00 - $1 3. 00 - $1 4. 00 - $1 2. 00 $1 3. 00 $1 4. 00 $1 5. 00 $1 5. 00 - $1 6. 00 $1 6. 00 - $1 7. 00 Source: 1 2 3 FactSet as of 10/08/2019. Represents trading / business days. Represents calendar months. Based on daily VWAPs. 9 Cumulative % of Float Volume (mm) 4 M onth(s ) and 22 Days (Full Turn of Float) VWAP $11.96 11.30 100.0% 19% 1.8 1.5 48% 57% 1.0 72% 0.7 0.7 33% --Turn of Float Price Distribution3 VWAP Analysis Volume-weighted average trading price of Cork shares over the last turn of float is $11.96. Float is assumed as basic shares outstanding less total shares held by ABI, Cameron Healy, and insider (Management & Board) shares. DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Select Precedent Beer Transactions

($ in millions except unit metrics, unless otherwise specified)

Precedent North America Non-Craft Beer Transactions

Date Announced	Acquirer	Target	Target Region	Stake (%)	TV ($bn)	EV / LTM EBITDA	EV / LTM Net Sales
Nov-15	Molson Coors	MillerCoors	U.S.	58%	$12.0	12.0x	2.55x
Feb-13	Constellation Brands	Crown (50% Stake); Corona & Modelo U.S. Brand Rights [1]	U.S.	100%	4.8	9.4x	NA
Oct-12	FIFCO	North American Breweries	U.S.	100%	0.4	NA	0.84x
Jul-08	InBev	Anheuser-Busch	U.S.	100%	60.5	12.4x	3.63x
Feb-07	Labatt Breweries	Lakeport	Canada	91%	0.2	12.5x	1.54x
Aug-06	Sapporo	Sleeman Breweries	Canada	100%	0.4	13.1x	1.72x
Jul-04	Molson	Coors	U.S.	100%	8.5	8.5x	1.42x
Mar-04	AmBev	Labatt Americas (CAN)	Canada	100%	7.3	11.4x	2.94x
May-02	SAB	Miller	U.S.	100%	5.6	9.4x	1.15x

Precedent North America Craft Beer Transactions

Closed	Aquirer	Target	Enterprise Value	LTM Net Sales	LTM Volume (kBBLs)	EV / Volume (kBBL)	EV / LTM Net Sales
May-19	Boston Beer	Dogfish Head	$300	$115	341	$880	2.61x
Aug-17	Sapporo	Anchor Brewing	108	33	135	802	3.28x
Nov-15	Constellation	Ballast Point	1,000	115	277	3,605	8.70x

ABInBev

Source: Factset, Company Filings.

1 Transaction includes acquisition of Piedras Negras brewery, which supplies Corona and Modelo brands sold in the U.S.

10

Precedent U.S. Takeover Premia Cork # of data points: # of data points: # of data points: 152 428 132 60 26 31 581 155 93 % of deals with some stock consideration: 18% 25% 34% 45% 69% 81% 35% 36% 41% 33% 32% 28% 28% 28% 28% 27% 28% 25% 26% 26% 24% 25% 23% 21% >$40.0 100% Cash Cash & Stock 100% Stock All Transactions <60% 60% – 70% 70% – 80% 80% – 90% Median 90% – 95% 95%+ $0.5 – $1.0 $1.0 – $5.0 $5.0 – $10.0 Average $10.0 – $20.0 $20.0 – $40.0 Median Average Median Average 25th Percentile: 17% 75th Percentile: 44% 25th Percentile: 17% 75th Percentile: 43% 25th Percentile: 17% 14% 17% 17% 20% 18% 8% 12% 14% 15% 13% 13% 12% 11% 75th Percentile: 43% 35% 37% 34% 41% 40% 27% 35% 47% 44% 40% 35% 32% 31% Source: Note: Data Analytics Group; Bloomberg as of July 2019. Includes transactions above $500m closed in the last 10 years with US targets (excludes rumored and withdrawn deals); excl udes real estate, financial industry, government-related, and related party transactions; data shows premium over 20-day average / median price prior to transaction. 11 29% 25%25% 34% 31% 29% 23% 17% 302 25% 22% 619295053145 31% 31% 31%29% By Share Price as % of 52-Week High By Consideration Mix By Transaction Size ($bn) DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Select Public Information November 2019 DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Disclaimer NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION. This presentation contains information related to the acquisition of the xxxxxxxxxxxxxx (‘Cork’) by Anheuser-Busch InBev SA/NV (‘ABI’). The information herein has been prepared by Lazard Frères & Co. LLC (‘Lazard’) based solely upon publicly available information. Lazard has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of ABI, Cork or any other entity, or concerning solvency or fair value of ABI, Cork or any other entity. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information available to Lazard as of, the date hereof, unless indicated otherwise. These materials are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to ABI, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. 1 DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Snapshot of Cork Assets (as of 11/4/2019)

Seattle, Washington
- *Redhook Brand Origin*
- *Innovation Brewery*[1]
- *Redhook Brewpub*

Portland, Oregon
- *Widmer Brand Origin*
- *Production Brewery*
- *Innovation Brewery*[1]
- *Office Space / Warehouse*

Playa del Rey, California
- *National Sales Office*

Honolulu, Hawaii
- *Kona Brewpub*

Kailua-Kona, Hawaii
- *Kona Brand Origin*
- *Production Brewery*
- *Kona Brewpub*



Portsmouth, New Hampshire
- *Production Brewery*

Nantucket, Massachusetts
- *Cisco Brand Origin*

Boone, North Carolina
- *Appalachian Mountain Brand Origin*
- *Innovation Brewery*[1]
- *Appalachian Mountain Brewpub*

Miami, Florida
- *Wynwood Brand Origin*
- *Innovation Brewery*[1]
- *Wynwood Brewpub*
- *Office Space*

Summary Financials ($ in millions)

		FY2016A	FY2017A	FY2018A	'16A-'18A CAGR
Beer	Net Sales	$173.7	$179.8	$182.2	2.4%
	Gross Profit	55.7	63.4	67.0	9.7%
	Gross Margin	***32.1%***	***35.3%***	***36.8%***	
Brewpubs	Net Sales	$28.9	$27.6	$24.0	(8.7%)
	Gross Profit	3.9	1.8	1.4	(41.1%)
	Gross Margin	***13.6%***	***6.7%***	***5.7%***	

Cork Shipments By Brand (bbls)

	FY2016A	FY2017A	FY2018A	'16A-'18A CAGR
Kona	397,400	424,600	456,300	7.2%
Widmer	148,100	123,300	98,700	(18.4%)
Redhook	127,200	94,200	71,200	(25.2%)
Omission	42,900	44,000	44,700	2.1%
All Other[2]	33,300	44,500	48,500	20.7%
Total[3]	**748,900**	**730,600**	**719,400**	**(2.0%)**

Total Shipment Breakdown (bbls)

	FY2016A	FY2017A	FY2018A	'16A-'18A CAGR
Cork Brands	748,900	730,600	719,400	(2.0%)
% of Total	*96.6%*	*97.6%*	*96.2%*	
Contract Brewing[4]	26,700	17,700	28,200	2.8%
% of Total	*3.4%*	*2.4%*	*3.8%*	
Total	**775,600**	**748,300**	**747,600**	**(1.8%)**

Source: *Cork annual reports, press releases, earnings call transcripts, and other public company filings.*
Note: Omission and Square Mile brands excluded from brand origin due to being internally developed by Cork and not acquired.
1 Cork's Innovation Breweries are used for small-batch production and limited-release beers offered primarily in brewpubs and brand family home markets.
2 All other includes the shipments and depletions from Cork's Appalachian Mountain Brewing, Cisco Brewers, Square Mile, and Wynwood Brewing brand families, as reported.
3 Total shipments by brand include international shipments and exclude shipments that Cork produced for others under contract brewing arrangements, as reported.
4 Contract brewing represents volumes produced under arrangements with third parties to absorb excess capacity, per company reporting.

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DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Cork Brand Portfolio

Traditional Craft

Brand Family	Acquisition Close / Launch Date	Purchase Price	Key Highlights	Representative Products
Redhook Brewery	Founded: 1981 IPO: 1995	NA	• **Founded in Seattle in 1981** • **One of the first craft breweries** in the U.S. • Opened Brewlab, an experimental 10-barrel brewery and pub in the Capitol Hill neighborhood of Seattle in 2017 • Beer portfolio includes: Big Ballard IPA, Bicoastal IPA, ESB, Long Hammer IPA, My Oh My Caramel Macchiato Milk Stout, Tangelic Halo Tangerine IPA, Winterhook	
Widmer Brothers Brewing	7/1/2008[1]	$38.5 mm[1]	• **Founded in 1984** in Portland, Oregon by brothers Kurt and Rob Widmer • **Merged with Redhook Brewery in 2008** to form Cork • Beer portfolio includes: American-style Hefeweizen, Upheaval IPA, Drop Top Amber Ale, as well as a full seasonal lineup	
Kona Brewing Company	10/1/2010[2]	$17.9 mm[2]	• Founded in **Kailua-Kona, Hawaii in 1994** by Cameron Healy and Spoon Khalsa • **Hawaii's largest craft brewery** • Products distributed across all 50 U.S. states and ~30 countries • Beer portfolio includes: Big Wave Golden Ale, Longboard Island Lager, Hanalei Island IPA, Wailua Wheat	
Wynwood Brewing Co.	10/10/2018[3]	Financial Terms not Disclosed[3]	• **Miami's first craft production brewery, founded in 2011** • Operates a 15-barrel brewhouse and taproom in the heart of the Wynwood Art District • Distributes a **variety of year-round, seasonal and limited beer** offerings throughout South Florida • Beer portfolio includes: La Rubia Blonde Ale, Laces IPA, and Pop's Porter	

Source: *Cork annual reports, press releases, earnings call transcripts, and other public company filings*

1 Redhook acquired all of the assets, rights, privileges, properties, franchises, liabilities and obligations of Widmer. Each outstanding share of capital stock of Widmer was converted into the right to receive 2.1551 shares of Redhook common stock, or approximately 8,361,514 shares. Based on the closing price of the Redhook common stock on the Nasdaq Stock Market on June 30, 2008, the value of the shares issued by Redhook was approximately $38,547,000, per Cork 8-K filed 7/2/2008.

2 As of the effective date, Cork acquired all outstanding shares of KBC common stock in exchange for aggregate consideration of approximately $17.8 million, which was comprised of approximately $6.1 million in cash and the balance (approximately $11.7 million) in the form of 1,667,000 shares of Cork's common stock based on the value of such shares as of the effective date. On December 1, 2010, the cash component of the Merger Consideration was increased by $123,000 based on the verification by the parties of the final balance sheet of KBC, including its working capital position, bringing the total consideration to $17.9 million, per Cork 8-K filed 12/15/2010.

3 Cork Press Release on 10/10/2018.

AB InBev

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Draft; Confidential – For Discussion Purposes Only

Cork Brand Portfolio (cont'd)

	Brand Family	Acquisition Close / Launch Date	Purchase Price	Key Highlights	Representative Products
Traditional Craft	**Cisco Brewers**	10/10/2018[1]	\$23.0 mm[2]	• **Founded in 1995** in Nantucket, Massachusetts • Intellectual property assets acquired by Cork in October 2018 • Cisco's **founders continue to own and operate brewpub properties and retail merchandising** • Beer portfolio includes: Whale's Tale Pale Ale, Grey Lady Ale, Sankaty Light Lager, and Gripah IPA	
Traditional Craft	**Appalachian Mountain Brewers**	11/29/2018[1]	Financial Terms not Disclosed[3]	• **Founded in 2013** • **Brand, brewery and pub** based in Boone, North Carolina • Business model focused on community, sustainability, and **philanthropy to support local nonprofits** • Beer portfolio includes: Boone Creek Blonde Ale, Not a Double IPA, Long Leaf IPA, and Porter	
Gluten-Free	**Omission Beer**	2012[4]	Launched by Cork[4]	• **Internally developed** by Cork brewing team • First U.S. craft brand focused exclusively on brewing with **gluten free ingredients** • Independently tested to ensure gluten levels below the U.S. FDA gluten-free standard of 20ppm or less • Beer portfolio includes: Omission Lager, Omission Pale Ale, Omission IPA, and Omission Ultimate Light Golden Ale	
Hard Cider	**Square Mile Cider Company**	2013[4]	Launched by Cork[4]	• **First non-beer brand family** created by Cork • Brews ciders with a blend of hand-selected apples and **unique ingredients from the Pacific Northwest** • Cider portfolio includes: Original Apple Cider, Hopped Apple Cider, and Rosé Apple Cider	

Cork recently (Q2 2019) launched a seltzer brand, Pacer, under a standalone business unit called pH Experiment and intends to launch further seltzer products under Kona and Omission brands.[5]

Source: *Cork annual reports, press releases, earnings call transcripts, other public company filings, and company website.*

1 Cork 2018 10-K filed 3/6/2019.
2 Cork paid \$23,000,000 in cash, assumed certain liabilities relating to the acquired assets, and agreed to pay an additional amount as a cash incentive payment based on product shipments in 2023 in excess of a specified number of barrels. Cork purchased the intellectual property assets of Cisco, relating to its malt beverage products, including all trademarks, logos, and goodwill, as well as raw materials, finished goods, work in process, packaging materials, specified contract rights, and other assets relating to the manufacture and sale of those Products, per Cork 8-K filed 10/10/2018.
3 Cork Press Release on 10/10/2018.
4 Cork 2014 Q3 10-Q filed 11/05/2014.
5 Cork 2019 Q2 Earnings Call Transcript 8/8/2019.

ABInBev

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DRAFT; CONFIDENTIAL – FOR DISCUSSION PURPOSES ONLY

Production Facilities Overview

Production Facilities

All production breweries (with the exception of the Hawaii Brewery) have fully automated bottling and keg lines

	In-House			*ABI Contract Brewing*
	Kailua-Kona, HI	Portland, OR	Portsmouth, NH	*Fort Collins, CO*
Size	11,000 sq. ft.	185,000 sq. ft.	125,000 sq. ft.	*n.a.*
Total Capacity	10,000 bbl	630,000 bbl	215,000 bbl	*300,000 bbl*
Additional Information	• Current Hawaii Brewery utilizes a 25-barrel brewing system • 229-kilowatt photovoltaic solar energy generating system to supply approximately 50 percent of its energy requirements through renewable energy • **Currently constructing a new 100,000-barrel brewery located steps away from the existing brewery and pub in Kona** – Estimated cost of approximately $20 million[1] – Broke ground in 2016, scheduled to go online in the first quarter of 2020[2]	• Completed installation of a new canning line in 2018 • Enables production of a variety of can sizes (12oz, 16oz and 19.2oz) • Brewery utilizes CO_2 recovery system to capture and repurpose CO_2 naturally produced during the brewing process—eliminating need to purchase and transport CO_2	• Utilizes a 100-barrel brewing system • Uses an anaerobic waste-water treatment facility with power co-generation that completes the process cycle	• ***Through its 2016 contract brewing agreement with A-B Commercial Strategies (ABCS), an affiliate of ABI, Cork brews a selection of its brands at the ABI brewery in Fort Collins*** • *ABCS has agreed to brew, bottle and package up to 300,000 barrels of mutually agreed products annually*

Innovation Breweries

Cork's Innovation Breweries are used for small-batch production and limited-release beers offered primarily in brewpubs and brand family home markets

Portland, OR 10-barrel brewery	**Boone, NC** 10-barrel brewery
Seattle, WA 10-barrel brewery	**Miami, FL** 15-barrel brewery

Total Capacity Utilization[3]


100%
75%
50%
25%
0%
67%
60%
57%
FY2016A
FY2017A
FY2018A

Source: Cork annual reports, press releases, earnings call transcripts, and other public company filings.
1 Estimation as of 12/31/2018, per 10-K filing.
2 Cork Earnings Press Release on 5/10/2019.
3 Capacity utilization is calculated by dividing total shipments from Cork owned breweries by approximate working capacity of those breweries, as reported.

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